Exhibit 99.1

NANOPHASE TECHNOLOGIES ANNOUNCES FOURTH QUARTER AND 2003 RESULTS

Romeoville, IL, March 3, 2004 – Nanophase Technologies Corporation (Nasdaq: NANX), a technology leader in nanomaterials and nanoengineered products, today announced fourth quarter and fiscal 2003 results. Based on the detailed financial statements accompanying this release, the Company’s results are stated approximately as follows.

For the quarter ending December 31, 2003, total revenue was $1.24 million compared with total revenue of $1.1 million for the same period in 2002. Nanophase reported a fourth quarter 2003 net loss of $1.46 million, or $0.09 per share (fully diluted), compared with a net loss for the fourth quarter 2002 of $1.41 million, or $0.09 per share (fully diluted).

For the year ended December 31, 2003, the company reported total revenue of approximately $5.5 million compared with $5.4 million for 2002. Comparing 2003 versus 2002, the Company noted that revenues for 2003 were unexpectedly below plan due to softness in the sunscreen market resulting in a $600,000 year-over-year reduction, and weakness in the abrasion-resistant flooring market and auto catalysts decreasing $450,000 from 2002. For 2003, the Company reported a net loss of $5.8 million, or $0.38 per share (fully diluted), compared with a net loss of $5.2 million, or $0.35 per share (fully diluted) for 2002. Nanophase noted that depreciation amounted to approximately $0.10 per share (fully diluted), or $1.5 million of the Company’s loss for 2003.

2003 Significant Achievements

1.	Completed ISO9001: 2000 Certification for the Company’s facilities in Romeoville and Burr Ridge, Illinois.

2.	Named to Deloitte & Touche’s Technology Fast 50 Program for Chicagoland, a ranking of the 50 fastest growing technology companies by Deloitte and Touche LLP, one of the nations’ leading professional services firms.

3.	Launched the Company’s new web site reflecting Nanophase’s patented, patent-pending and proprietary integrated platform of nanomaterial technologies and applications, and increased the Company’s exposure in the growing global nanocommunity.

4.	Achieved 100% customer product acceptance and 99.9% customer service level rate on 2003 product shipments.

5.	Introduced several new nanomaterials targeted for specific market segments, including the Company’s new line of high surface area nanomaterials in the 7-15 nanometer particle size range.

6.	Continued to reduce variable manufacturing cost on nanomaterials with reductions ranging from 4-27%, depending on the specific nanomaterial.

7.	Increased reactor utilization by 7% in the Company’s PVS nanoparticle process and 25% in the NanoArc™ synthesis particle process.

8.	Increased the Company’s intellectual property portfolio by receiving one issued patent and filing two additional patent applications. Nanophase now has eight US patents and twelve foreign patents pending.

9.	Made significant progress in the Company’s drive toward six-sigma process control in all manufacturing processes.

10.	Improved and enlarged the Company’s patent-pending nanoparticle dispersion technologies that allow up to 30-50% by weight nanoparticle dispersions.

11.	Selected as the recommended nanoparticle dispersion polishing supplier by a leading manufacturer of optical polishing equipment.

2004 Current View

Joseph Cross, Nanophase’s president and CEO, noted that during 2004 Nanophase would focus on three primary areas: first and foremost, business development and revenue growth; secondly, increasing and expanding the Company’s intellectual property portfolio; and, thirdly, continuing to improve operations and process technology, and developing new nanomaterials for target markets. Concerning intellectual property, the Company expects some of its pending patents to issue during 2004 and currently plans to file at least three additional US patent applications.

Operationally, Nanophase expects to continue reducing its product manufacturing cost to increase gross margins. Since 1999, Nanophase has been successful each year in significantly reducing variable manufacturing cost and increasing equipment output. During the first half of 2004 Nanophase expects to complete manufacturing implementation of a PVS process technology innovation that is expected to increase reactor output by 20-30%.

In the business development and marketing area, Nanophase expects to focus on specific markets and improve its marketing and industry exposure. In conjunction with Nanophase’s new web site, which has been driving increased traffic to the Company, Nanophase expects to expand its profile at selected industry conferences and launch a marketing campaign “Driving Product Innovation”, which the Company intends to use during 2004 to broaden its global exposure and for specific targeted market areas. Primary focus markets for 2004 include personal care and sunscreens, fine polishing, coatings, industrial antimicrobial applications, and catalysts. The Company noted that business development activities have been robust, especially during the last quarter of 2003 and continuing into 2004.

Personal Care

Cross stated that Nanophase expects to increase personal care applications during 2004 and noted that one of its business partners, BASF, and the Company currently have a technology agreement in place to jointly develop the second generation of sunscreen nanomaterial and for other potential personal care nanomaterial applications. The Company has been working with BASF and other customers on multiple personal care applications and currently believes that approximately two will begin launching during 2004. Cross noted that revenue for sunscreens is expected to increase in 2004 driven by stronger demand for the Company’s current product and new demand for the additional sunscreen nanomaterial.

Fine Polishing

Nanophase plans to continue expanding the usage of nanomaterials in the fine polishing market, which includes CMP in process applications for semiconductors, hard disk drives, optics, and photomasks. Various industry sources estimate a slurry market value of approximately $900 million by 2005 for these combined applications. The Company currently believes that fine polishing applications represent significant market opportunities for nanoparticles and potential revenue growth in 2004-2007.

Nanophase’s business partner for semiconductor applications, Rodel (recently renamed Rohm and Haas Electronic Materials CMP Technologies) announced in December 2003 that it is launching its new Celexis™ slurry for direct shallow trench isolation (STI) across a broad potential customer base in the semiconductor industry. Rohm and Haas Electronic Materials’ Celexis™ is produced using Nanophase’s NanoArc™ nanomaterial. Rohm and Haas Electronic Materials regards this product as reinforcing its position in the STI market by offering a high selectivity, low defectivity slurry that provides excellent planarization and clearing.

Since the actual pace of CMP market introduction has proceeded more slowly than originally expected and revenues are impossible to forecast accurately at this point, Cross noted that the bulk of Nanophase’s CMP revenue growth would now likely occur during 2005 and thereafter. To maintain and improve market penetration and growth, Rohm and Haas Electronic Materials has agreed to fund a $600,000 development arrangement during 2004 to support Nanophase’s efforts in joint slurry product development for current and future semiconductor technology nodes. Rohm and Haas Electronic Materials currently expects several production trials of the Celexis™ slurry during 2004 and both companies remain optimistic over market adoption of the slurry during 2004-2005.

In other fine polishing market sectors, Nanophase has customer–focused developmental efforts in hard disk substrates and optics. Application development for hard disk substrates is continuing with a market-leading company using Nanophase’s NanoArc™ nanoparticle dispersions. Cross noted that one supplier of optical polishing equipment has selected Nanophase’s nanoparticle dispersion as their recommended polishing media. Additionally, one end-user of polishing slurries has selected the Company’s NanoArc™ nanoparticle dispersion for an optics polishing application. The Company expects both new customers to begin ramping production during 2004. Additionally, several customer-specific application development projects remain underway for optics polishing applications.

Catalysts

During 2004, Nanophase also expects to expand its efforts in the catalyst market. The Company expects a customer to commercially launch a chemical curing catalyst that uses the Company’s nanomaterial during the year. Relative to catalytic converters, Nanophase is currently in second-level testing with a major automotive OEM and in development with two catalytic converter suppliers, and expects continuing progress during 2004.

Coatings

The Company also expects application progress in the coatings market during 2004. Cross stated that, while market forecasts should be taken cautiously, various nanomaterial forecasts have depicted coatings as a major market growth area for nanomaterials. The Company stated that a customer is currently launching a sublimation coating with its nanoparticles. Nanophase believes that the coatings area is potentially a major revenue growth area for the Company and has several application developments underway. Nanophase also plans to launch new materials during 2004 directed to applications in this market.

Conference Call

Nanophase plans to provide additional information on its conference call and encourages its stockholders and other interested parties to attend. The call may be accessed through Nanophase’s website, www.nanophase.com, and clicking on the line under Investor Relations and Calendar of Events. If you are unable to attend, a replay will be available through March 11, 2004, by dialing 706-645-9291 and entering code 5553547, or by logging onto the Nanophase website and following the above instructions. The conference call transcript will also be posted on the Company’s website within three days after the conference call.

Nanophase Technologies (NANX), www.nanophase.com, provides innovative nanoengineered solutions for multiple industrial product applications. Using a platform of patented and proprietary integrated nanomaterial technologies, the Company creates products with unique performance attributes from two ISO 9001:2000 facilities. Nanophase delivers commercial quantity and quality nanoparticles, coated nanoparticles, and nanoparticle dispersions in a variety of media. The Company has 23 United States patents and patent applications and 27 foreign patents and patent applications. Full details on Nanophase may be found in the Company’s public filings or on its website.

This press release contains words such as “expects”, “anticipates”, “plans”, “forecasts” and similar expressions that are intended to identify forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company’s current beliefs, known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties. It is possible that the Company’s future performance may differ materially from current expectations expressed in these forward-looking statements due to a variety of important factors such as: a customer’s decision to defer, cancel or otherwise modify a purchase order or supply agreement; demand for, and acceptance of, the Company’s nanocrystalline materials; changes in our development, supply and distribution relationships; increasing price and product/service competition by foreign and domestic competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost effective basis; the Company’s mix of products/services; increases in raw material costs which cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental regulations; disruption of commercial activities and threats associated with terrorism and efforts to combat it; protection and validity of patent and other intellectual property rights; the cyclical nature of the Company’s business; the outcome of pending and future litigation and governmental proceedings; and other risks described in the Company’s filings with the Securities and

Exchange Commission. In addition, the Company’s forward-looking statements could be affected by general industry and market conditions and growth rates. The Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.